UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
U.S. BANCORP
(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of registrant’s principal
executive offices, including zip code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange Chicago Stock Exchange
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities Act registration statement file number to which this form relates: Not Applicable
     Securities to be registered pursuant to Section 12(g) of the Act: None

     U.S. Bancorp supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 1-6880) filed with the Securities and Exchange Commission on February 28, 2001, as amended by Amendment No 1. on Form 8-A/A filed on December 31, 2002 (the “Registration Statement”) as follows:
Item 1. Description of Registrant’s Securities to be Registered.
     U.S. Bancorp hereby supplements Item 1 to reflect the following developments with respect to the Rights (as defined below):
     On December 9, 2008, U.S. Bancorp amended the Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), accelerating the final expiration date of the outstanding rights to purchase shares of Series A Junior Participating Preferred Stock (the “Rights”) from February 27, 2011 to December 9, 2008. As a result of this amendment, the Rights expired and the Rights Agreement effectively terminated as of December 9, 2008.
     The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 4.3 hereto, and to the full text of the Rights Agreement prior to the amendment, which was filed as Exhibit 4.2 to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on December 31, 2002, each of which is incorporated herein by reference.
Item 2. Exhibits.
Item 2 to the Registration Statement is hereby amended and supplemented by the addition of the following:
4.3	First Amendment, dated as of December 9, 2008, to Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008).
SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

U.S. BANCORP
By:	/s/ Lee R. Mitau
Lee R. Mitau
Executive Vice President, General Counsel and Corporate Secretary

Date: December 9, 2008

EXHIBIT INDEX

Exhibit
Number	Description
4.3	First Amendment, dated as of December 9, 2008, to Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008).

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